Exhibit 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


Competitive Technologies, Inc.
Fairfield, Connecticut


We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (Registration No. 333-113751), Form S-3 (Registration No. 333-113751) and Form S-8 (Registration Nos. 33-87756, 333-18759, 333-49095,
333-95763,  333-58612,  333-81456,  333-102798  and  333-141743)  of Competitive
Technologies, Inc. and Subsidiaries of our report dated October 24, 2007, relating to the consolidated financial statements, which appear in this Annual Report on Form 10-K for the year ended July 31, 2007.


/s/ Mahoney Cohen & Company , CPA, P.C.
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Mahoney Cohen & Company , CPA, P.C.



New York, New York
October 29, 2007